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                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE
                               FEBRUARY 24, 1999


                INDUSTRIAL SCIENTIFIC TO BE ACQUIRED BY MAJORITY
                SHAREHOLDERS IN CASH MERGER FOR $28.50 PER SHARE

PITTSBURGH, PA. (February 24, 1999) - Industrial Scientific Corporation (NASDAQ:ISCX) announced today the execution of a Merger Agreement with ISC Acquisition Corporation, a newly formed corporation that is wholly-owned by Kenton E. McElhattan, Kent D. McElhattan and Florence L. McElhattan (the "Majority Shareholders"). Kenton E. McElhattan is the Chairman of the Board of Directors of the Company and Kent D. McElhattan is President, Chief Executive Officer and a Director of the Company. The Board of Directors, upon the recommendation of a Special Independent Committee, determined that the merger was in the best interests of the Company and its shareholders.

As a result of this merger, all of the outstanding shares of Industrial Scientific Corporation common stock not already owned by the Majority Shareholders and their affiliates will be purchased for a price of $28.50 per share, in cash, in a transaction valued at approximately $26 million. Following the merger, the Company's common stock will cease to be publicly traded.

Kent D. McElhattan, President and CEO, stated, "We are very pleased that this transaction has been unanimously approved by the Special Committee and the full Board of Directors. In the short term it provides significantly enhanced value to outside shareholders while allowing management to focus more intently on fulfilling the long term life-preserving mission of the Company."

The Majority Shareholders, who collectively own in the aggregate approximately 67.7% of the outstanding shares of the Company common stock, approved the merger agreement by written consent on February 23, 1999, following the execution of the merger agreement. The completion of the merger is subject to certain conditions including a restriction on payment of dividends and, in any event, will not be consummated until the expiration of twenty days from the date a definitive information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 is first sent to the Company's shareholders.

Ladenburg Thalmann & Co., Inc. acted on behalf of the Special Independent Committee in connection with this transaction and Parker/Hunter Incorporated acted on behalf of the Majority Shareholders.

                                      ###

SOURCE:  Industrial Scientific Corporation
         Vice President and Chief Financial Officer
         (412) 788-4353